Exhibit 5.4

International Metallurgical and Environmental Inc.

TO:

Alexco Resource Corp.

British Columbia Securities Commission

Ontario Securities Commission

Alberta Securities Commission

Saskatchewan Financial Services Commission

Manitoba Securities Commission

United States Securities and Exchange Commission

Toronto Stock Exchange

Re:	Alexco Resource Corp. (the "Company") Consent of Expert

Reference is made to the technical report entitled "Technical Report, Preliminary Economic Assessment of the Keno Hill Silver District Project, Yukon Territory, Canada" dated March 29, 2017 with an effective date of January 3, 2017 (the "Report").

In connection with the Company's Short Form Base Shelf (Preliminary) Prospectus dated August 24, 2018 and all documents incorporated by reference therein (collectively, the "Prospectus") and the Company's Registration Statement on Form F-10 dated August 24, 2018 and any amendments thereto, including any post-effective amendments (collectively, the "Registration Statement"), I, Jeff Austin, P.Eng., on behalf of myself and International Metallurgical and Environmental Inc., consent to the use of my name and International Metallurgical and Environmental Inc.'s name and references to the Report, or portions thereof, in the Prospectus and the Registration Statement and to the inclusion or incorporation by reference of information derived from the Report in the Prospectus and Registration Statement.

I confirm that I have read the Prospectus and the Registration Statement and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Report or that are within my knowledge as a result of the services performed by me in connection with the Report.

Yours truly,

/s/ Jeff Austin
Jeff Austin, P.Eng.